                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Playboy Enterprises, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                               [LOGO OF PLAYBOY]

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               -----------------

                               NOVEMBER 6, 1997

  As a stockholder of Playboy Enterprises, Inc. (the "Company"), you are hereby notified of and cordially invited to attend the Annual Meeting of Stockholders of the Company to be held at the Company's New York offices located at 730 Fifth Avenue, New York, New York 10019, on Thursday, November 6, 1997 at 9:30 a.m., local time, for the following purposes:

  1. To elect seven directors for the ensuing year, or until their successors are elected and qualified;

  2. To approve the 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc.;

  3. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors for the current fiscal year; and

  4. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on September 8, 1997 as the record date for the determination of holders of the Class A Common Stock entitled to notice of and to vote at the meeting. An alphabetical list of such stockholders, their addresses and number of shares owned shall be on display for all purposes germane to the meeting during ordinary business hours starting at 10:00 a.m. on October 27, 1997 and ending at the close of business on November 5, 1997 in the Company's New York offices. The list shall be available in the office of the Company's Director of Security. The list shall also be on display at the annual meeting.

  We hope that you will be present at the meeting. If you cannot attend and you are the owner of Class A Common Stock, please date and sign the enclosed proxy card and return it at your earliest convenience in the envelope provided so that your shares will be represented. The envelope requires no postage if mailed in the United States.

September 29, 1997

                                          By Order of the Board of Directors


                                          /s/ Howard Shapiro
                                          Howard Shapiro
                                          Secretary

                           PLAYBOY ENTERPRISES, INC.
                          680 NORTH LAKE SHORE DRIVE
                            CHICAGO, ILLINOIS 60611

                               -----------------

                                Proxy Statement

                               -----------------

                            SOLICITATION OF PROXIES

  This Proxy Statement is being mailed by Playboy Enterprises, Inc. (the "Company") to all holders of Class A Common Stock, par value $0.01 per share ("Class A Stock"), and Class B Common Stock, par value $0.01 per share ("Class B Stock" and together with the Class A Stock, the "Common Stock") of the Company on or about September 29, 1997 in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the annual meeting of stockholders to be held November 6, 1997. Each proxy duly executed and received prior to the meeting will be voted according to its terms. At any time before the proxy is voted, it may be revoked either by giving a later proxy, by written notification to the Secretary of the Company or by appearing at the meeting and voting the shares. Pursuant to the Company's Restated Certificate of Incorporation, the Class B Stock has no voting rights with respect to any matter to be presented at the annual meeting.

  The solicitation of proxies will be primarily by mail. Proxies may also be solicited personally and by telephone by officers and full-time employees of the Company, none of whom will receive any additional compensation for such activity. The expenses of solicitation will be borne by the Company. Such expenses may also include ordinary charges and expenses of brokerage houses and other fiduciaries for forwarding documents to beneficial owners.

  Only holders of record of Class A Stock as of the close of business on September 8, 1997 will be entitled to vote at the meeting or any adjournment thereof. As of such date, the Company had outstanding 4,748,954 shares of Class A Stock, having one vote per share and constituting the Company's only class of voting securities.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  As of August 31, 1997, the only party known to the Company to be the beneficial owner of 5% or more of the Company's voting securities was:

                                                       NUMBER OF SHARES PERCENT
NAME AND ADDRESS                                       OF CLASS A STOCK OF CLASS
----------------                                       ---------------- --------
Hugh M. Hefner, Trustee
The Hugh M. Hefner 1991 Trust(1)
9242 Beverly Boulevard
Beverly Hills, CA 90210...............................    3,321,836      69.95%

--------
(1) Mr. Hefner, founder of the Company, Editor-in-Chief of Playboy magazine and Chairman Emeritus, owns these shares through The Hugh M. Hefner 1991 Trust. Mr. Hefner has sole investment and voting power over these shares of Class A Stock.

  Mr. Hefner intends to vote his shares in accordance with the recommendations made herein by the Board of Directors.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  At the meeting, seven directors will be elected to serve until the next ensuing annual meeting of stockholders or until their respective successors are duly elected and qualified. The Company's bylaws allow for the election of not fewer than five nor more than ten directors as such number may be fixed by the Board of Directors (the "Board") from time to time. The Board is currently comprised of seven directors. The affirmative vote of the holders of a majority of the Class A Stock represented in person or by proxy is required to elect each of the nominees. Each nominee is currently a director of the Company. If for any reason any nominee is not a candidate at the time of election (which is not expected to occur), it is intended that the proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. Proxies may not be voted for a greater number of persons than are named.

  The following information is provided with respect to the nominees for director.

CHRISTIE HEFNER
Director since 1979
Age 44

  Ms. Hefner was appointed Chairman of the Board and Chief Executive Officer of the Company in November 1988. From September 1986 to November 1988, she was Vice Chairman of the Board, President and Chief Operating Officer. From February 1984 to September 1986, she was President and Chief Operating Officer; she had been President since April 1982. From January 1978 to April 1982, she was a Corporate Vice President. She joined the Company in 1975 as Special Assistant to the Chairman of the Board. Ms. Hefner is also a member of the Board of Directors of Sealy Corporation.

DENNIS S. BOOKSHESTER
Director since 1990
Age 58

  Mr. Bookshester is presently an independent business consultant. From December 1990 to May 1991, he served as Chief Executive Officer of Zale Corporation, a company principally involved in the retail sale of jewelry. Mr. Bookshester was Corporate Vice Chairman, Chairman and Chief Executive Officer of the Retail Group of Carson Pirie Scott & Co., positions which he held from 1984 to 1989. In addition, Mr. Bookshester is a member of the Board of Directors of Evans, Inc., Fruit of the Loom, Inc. and Sundance Homes. Mr. Bookshester is Chairman of the Audit Committee of the Board and is a member of the Compensation Committee of the Board.

DAVID I. CHEMEROW
Director since 1996
Age 46

  Mr. Chemerow has been Executive Vice President and Chief Operating Officer of GT Interactive Software Corp., a company principally engaged in publishing computer games, since May 1997. Prior to that he was Executive Vice President and Chief Financial Officer of ENTEX Information Services, Inc., a company principally involved in personal computer systems integration, from April 1996. Prior to joining ENTEX, he was Executive Vice President, Finance and Operations, and Chief Financial Officer of the Company from 1990. From 1988 to 1990, he served as President of Beechwood Capital Corporation, an investment company involved in acquiring and operating businesses. Mr. Chemerow is also a member of the Board of Directors of Dunham's Athleisure Corporation. Mr. Chemerow is a member of the Audit Committee of the Board.

DONALD G. DRAPKIN
Director since July 1997
Age 49

  Mr. Drapkin has been Vice Chairman and Director of MacAndrews & Forbes Holdings Inc. since 1987. Prior to his current position, Mr. Drapkin was a partner in the New York law firm of Skadden, Arps, Slate, Meagher & Flom from 1977 to 1987. In addition, Mr. Drapkin serves as Director of Algos Pharmaceutical Corporation, Andrews Group Incorporated, The Coleman Company, Inc., Coleman Holdings Inc., Coleman Worldwide Corporation, The Cosmetic Center, Inc., Marvel III Holdings Inc., Revlon Consumer Products Corporation, Revlon, Inc., Revlon Worldwide Corporation and VIMRx Pharmaceuticals Inc.

SOL ROSENTHAL
Director since 1985
Age 62

  Mr. Rosenthal has been Of Counsel to the Los Angeles law firm of Blanc Williams Johnston & Kronstadt, L.L.P. since May 1996. Prior to that he was a senior partner in the law firm of Buchalter, Nemer, Fields & Younger from 1974 through April 1996. He has served as an Arbitrator in entertainment industry disputes since 1977 and as the Writers Guild-Association of Talent Agents Negotiator since 1978. Mr. Rosenthal is a former member of the Board of Governors, Academy of Television Arts & Sciences, on which he served from 1990 to 1992; he is a former President of the Beverly Hills Bar Association and a former President of the Los Angeles Copyright Society. In addition, Mr. Rosenthal is a director of Artista Management, A.G. Mr. Rosenthal is Chairman of the Compensation Committee of the Board and is a member of the Audit Committee of the Board.

RICHARD S. ROSENZWEIG
Director since 1976
Age 62

  Mr. Rosenzweig has been Executive Vice President of the Company since November 1988. From May 1982 to November 1988, he was Executive Vice President, Office of the Chairman, and from July 1980 to May 1982, he was Executive Vice President, Corporate Affairs. Before that, from January 1977 to June 1980, he had been Executive Vice President, West Coast Operations. His other positions with the Company have included Executive Vice President, Publications Group, and Associate Publisher, Playboy magazine. He has been with the Company since 1958.

SIR BRIAN WOLFSON
Director since 1996
Age 62

  Sir Brian Wolfson has been Chairman of Global Health Alternatives Inc., a company principally involved in health products, since October 1995. He is currently a director of Fruit of the Loom, Inc., Kepner-Tregoe Inc. and Autotote Inc. and a governor of the Joseph H. Lauder Institute of the University of Pennsylvania. From January 1986 to June 1995, he served as Chairman of Wembley plc., a company engaged in the sports and entertainment industry. From 1967 to 1970, he served as joint managing director of Granada Group. Sir Brian Wolfson is a member of the Audit and Compensation Committees of the Board.

                          COMMITTEES AND COMPENSATION

  The Company has a standing Audit Committee of the Board currently comprised of Messrs. Bookshester (who is the Chairman), Chemerow and Rosenthal and Sir Brian Wolfson. It is currently anticipated that Mr. Rosenthal will cease to be a member of the Audit Committee after the Annual Meeting. The principal functions of the Audit Committee are to consider and recommend the selection of independent public accountants to audit the Company's financial statements, to review the Company's internal accounting policies and controls, to review with the independent accountants the scope of their audit and their recommendations and comments with respect to internal controls and accounting systems, and to reinforce the independence of the independent accountants. During fiscal year 1997, the Audit Committee held two meetings.

  The Company has a standing Compensation Committee of the Board currently comprised of Messrs. Rosenthal (who is the Chairman) and Bookshester and Sir Brian Wolfson. It is currently anticipated that Mr. Drapkin will replace Sir Brian Wolfson as a member of the Compensation Committee after the Annual Meeting. The functions of the Compensation Committee include approving compensation, salary or termination arrangements and all proposed contracts and transactions with employees whose salaries and bonuses are more than $150,000 and less than $300,000 per year (except employees who are serving as members of the Board and the Company's Chief Financial Officer). The Compensation Committee is also responsible for reviewing and making recommendations to the Board concerning employee benefit programs, compensation, salary or termination arrangements and all proposed contracts and transactions with any employee (including Mr. Hefner) whose salary and bonus equals or exceeds $300,000 per year, and those individuals mentioned as exceptions immediately above in regard to the approval authority of the Compensation Committee. The Compensation Committee administers the Amended and Restated 1995 Stock Incentive Plan (the "1995 Plan") for the Company's key employees and has the authority to determine which employees are "key employees" and thereby eligible to participate in the 1995 Plan. The Compensation Committee also administers the Company's Employee Stock Purchase Plan (the "Purchase Plan"). During fiscal year 1997, the Compensation Committee held six meetings.

  The Company does not have a standing Nominating Committee. From time to time, the Board creates other committees to address Company matters.

  During fiscal year 1997, the Board held seven meetings. All members of the Board attended 75% or more of the aggregate of the total number of all meetings held during the fiscal year by the Board and the committees of which they were members during the period they served as such.

  Nonemployee directors receive an annual fee of $25,000, pro rated from the effective date of their election and paid quarterly. An additional fee of $750 is paid for each in-person Board meeting attended by a nonemployee director. In addition, from time to time the Board of Directors compensates members of committees for extra time and effort expended on the Company's affairs. Accordingly, for fiscal year 1997, Messrs. Bookshester, Chemerow and Rosenthal and Sir Brian Wolfson received $31,000, $32,500, $45,250 and $32,500, respectively. Since October 1992, nonemployee directors have also been eligible to participate in the Company's Deferred Compensation Plan ("DCP") for non-employee directors, under which they may elect to defer any amount between 25% and 100% (in 25% increments) of their annual fees and per-meeting payments. Nonemployee directors who are former employees of the Company may also transfer into the DCP amounts credited to a similar deferred compensation plan for employees. The amount deferred is credited with interest each quarter based on the preceding quarter's average composite yield on corporate bonds as published by Moody's Investors Service, Inc. All amounts deferred and interest credited are 100% vested immediately and are general unsecured obligations of the Company. DCP accounts are paid in a lump sum or, in certain circumstances, in specified installments to directors upon their death or upon termination of service.

  Each nonemployee director is also a participant in the Playboy Enterprises, Inc. 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1991 Plan"). Under the 1991 Plan, each director is granted a nonqualified stock option to purchase shares of Class B Stock. An aggregate of 80,000 shares of Class B Stock are available for grant under the 1991 Plan. Each option is exercisable in four equal annual installments, beginning on the first anniversary of the date such options were initially granted, unless accelerated under certain circumstances set forth in the 1991 Plan. All of such installments are cumulative and may be exercised in whole or in part. Options granted under the 1991 Plan generally expire ten years after the date of grant, though they may expire earlier. Shares issued upon exercise of options granted under the 1991 Plan may be either treasury shares or newly issued shares. During fiscal year 1997, an option for 10,000 shares of Class B Stock with an exercise price of $14.75 was granted to Mr. Chemerow under the 1991 Plan upon his being deemed a non-employee director.

  During fiscal year 1997, Messrs. Bookshester and Rosenthal were also granted stock options outside of the 1991 Plan. Each option covers 10,000 shares of Class B Stock, has an exercise price of $12.00, and is exercisable in four equal annual installments, beginning on the first anniversary of the date such options were granted, unless accelerated under certain circumstances set forth therein. All of such installments are cumulative and may be exercised in whole or in part. Each option expires ten years after the date of grant unless it expires earlier pursuant to the terms thereof.

  If the holders of Class A Stock approve the 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc., non-employee directors will
(i) receive all compensation earned for attendance at Board and committee meetings in the form of shares of Class B Stock, (ii) be permitted to elect to receive all or a portion of their annual retainers in the form of shares of Class B Stock, and (iii) may receive stock options and other equity awards. See "Proposal No. 2--Approval of The 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc."

                     BENEFICIAL OWNERSHIP OF COMMON STOCK
                      BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of August 31, 1997, the number and percentage of shares of Common Stock beneficially owned by each Director, by each Executive Officer named in the Summary Compensation Table on page 10 (the "Named Executive Officers") and by all Directors and Executive Officers as a Group. As used in this Proxy Statement, "beneficially owned" means the sole or shared power to vote or direct the voting of a security and/or the sole or shared power to dispose or direct the disposition of a security.

      NAME OF DIRECTOR OR             SHARES OF PERCENT OF SHARES OF PERCENT OF
        NAMED EXECUTIVE                CLASS A   CLASS A    CLASS B   CLASS B
           OFFICER(1)                 STOCK(2)    STOCK    STOCK(2)    STOCK
      -------------------             --------- ---------- --------- ----------
Dennis S. Bookshester(3).............     3,000     *         14,000     *
David I. Chemerow(3).................       800     *         32,200     *
Donald G. Drapkin....................         0     *              0     *
Christie Hefner(3)(4)(5).............    72,274    1.50      342,178    2.14
Hugh M. Hefner(5).................... 3,321,836   69.95    7,965,508   50.56
Anthony J. Lynn(3)(4)................       600     *        203,267    1.28
Robert J. Perkins(3)(4)..............         0     *         40,189     *
Sol Rosenthal(3).....................       252     *         12,756     *
Richard S. Rosenzweig(3)(4)..........    25,365     *        106,095     *
Sir Brian Wolfson(3).................     2,500     *          2,500     *
All Directors and Executive Officers
 as a Group (15 persons)(3)(4)....... 3,461,692   71.17    8,971,384   54.12

--------
  * Less than 1% of the total shares outstanding.

(1) For fiscal year 1997, in addition to Ms. Hefner and Messrs. Hefner, Lynn, Perkins and Rosenzweig, the Company's executive officers were: Herbert M. Laney, Executive Vice President and President, Catalog Group; Howard Shapiro, Executive Vice President, Law and Administration, General Counsel and Secretary; Linda G. Havard, Executive Vice President, Finance and Operations and Chief Financial Officer; Marianne Howatson, Executive Vice President and President, Publishing Group; Martha O. Lindeman, Vice President, Corporate Communications and Investor Relations; and Rebecca S. Maskey, Senior Vice President, Finance (who terminated her employment with the Company in May 1997).

(2) In each case, beneficial ownership consists of sole voting and investment power, with the exception of Mr. Rosenthal, who owns two shares of Class A Stock and six shares of Class B Stock as custodian for his son. As of August 31, 1997, all Directors and Executive Officers as a Group shared voting and investment power over 52 shares of Class A Stock and 156 shares of Class B Stock.

(3) Includes the following shares of Common Stock which are subject to installments of stock option grants made pursuant to the Company's 1989 Stock Option Plan (the "1989 Plan"), the 1995 Plan and the 1991 Plan, which are either exercisable, or are exercisable within 60 days of August 31, 1997.

                 DIRECTOR OR                              CLASS A CLASS B
           NAMED EXECUTIVE OFFICER                         STOCK   STOCK
           -----------------------                        ------- -------
   Mr. Bookshester.......................................     --   10,000
   Mr. Chemerow..........................................     --    2,500
   Ms. Hefner............................................  55,000 221,250
   Mr. Lynn..............................................     --  172,813
   Mr. Perkins...........................................     --   25,000
   Mr. Rosenthal.........................................     --   10,000
   Mr. Rosenzweig........................................  25,000  85,000
   Sir Wolfson...........................................     --    2,500
   All Directors and Executive Officers as a Group (11
    persons)............................................. 115,000 677,813

(4) Includes the following shares of Class B Stock which are subject to the vesting of restricted stock awards made pursuant to the 1995 Plan.

                                                          INITIAL UNVESTED
          NAMED EXECUTIVE OFFICER                          GRANT  PORTION
          -----------------------                         ------- --------
   Ms. Hefner............................................  75,000  37,500
   Mr. Lynn..............................................  26,250  13,124
   Mr. Perkins...........................................  15,000  15,000
   Mr. Rosenzweig........................................  20,000  10,000
   All Directors and Executive Officers as a Group (9
    persons)............................................. 238,750 144,374

(5) Ms. Hefner is the daughter of Mr. Hefner.

                            EXECUTIVE COMPENSATION
  The following tables set forth information regarding the compensation received by the Company's Chief Executive Officer and the other four most highly compensated executive officers, determined by reference to fiscal year 1997 (the "Named Executive Officers"), for the last three fiscal years. The first table ("Compensation Earned During and With Respect to Fiscal Year") reflects salary and bonus, as well as the value of restricted stock awards and stock options granted in prior years but which vested with respect to or through the indicated fiscal year. The second, third and fourth tables ("Summary Compensation Table," "Option Grants in Last Fiscal Year" and "Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values") are in the format dictated by the applicable rules of the Securities and Exchange Commission. The Summary Compensation Table reflects salary, bonus and other cash compensation earned in the designated fiscal years as well as stock options and restricted stock awards granted (without regard to vesting) in such fiscal years. The third table explains in more detail the terms and hypothetical values of stock options granted to the Named Executive Officers during fiscal year 1997. The fourth table reflects certain information regarding vested and unvested stock options held as of June 30, 1997 and the value thereof as of such date. No Named Executive Officer exercised any stock options during fiscal year 1997.

          COMPENSATION EARNED DURING AND WITH RESPECT TO FISCAL YEAR

                                  ANNUAL COMPENSATION               VESTING OF LONG-TERM COMPENSATION
                               -------------------------    ----------------------------------------------------
                                                                                       FISCAL YEAR- FISCAL YEAR-
                                                                           ESTIMATED   END VALUE OF END VALUE OF
                                                             VALUE OF    TAX LIABILITY   CLASS A      CLASS B
                                                  OTHER       VESTED     WITH RESPECT     STOCK        STOCK
                                                 ANNUAL      CLASS B     TO VESTING OF  UNDERLYING   UNDERLYING
                                                 COMPEN-    RESTRICTED    RESTRICTED   EXERCISABLE  EXERCISABLE
   NAME AND PRINCIPAL           SALARY   BONUS   SATION       STOCK          STOCK       OPTIONS      OPTIONS
        POSITION          YEAR  ($)(1)    ($)      ($)      AWARDS ($)        ($)       ($)(2)(3)    ($)(2)(3)
   ------------------     ---- -------- -------- -------    ----------   ------------- ------------ ------------
Christie Hefner.......... 1997 $499,980 $178,781             $217,969(6)    $70,731(6)   $261,250    $  855,546
 Chairman of the Board
  and                     1996  450,008  337,506              248,438(7)     80,618(7)    446,875     1,410,507
 Chief Executive Officer  1995  467,316  247,006                                           67,969       183,750
Anthony J. Lynn.......... 1997  524,992  757,700               76,295(6)     27,047(6)                  582,561
 Executive Vice President 1996  499,982  380,000               86,960(7)     30,827(7)                1,047,274
  and President,          1995  483,318                                                                  10,938
  Entertainment Group
Hugh M. Hefner........... 1997  419,978  106,792
 Chairman Emeritus and    1996  399,986  160,000
 Editor-in-Chief          1995  399,600   98,893
Robert J. Perkins(4)..... 1997  298,450   95,350 $56,818(5)
 Executive Vice
  President,
 Chief Marketing Officer
Richard S. Rosenzweig.... 1997  259,420   82,452               58,125(6)     20,605(6)    120,313       387,500
 Executive Vice President 1996  254,800  127,400               66,250(7)     23,486(7)    204,688       631,563
                          1995  264,600   81,854                                           32,813        89,063

--------
(1) For fiscal year 1995, base salaries reflect compensation paid over 27 pay periods as compared to fiscal years 1997 and 1996 in which base salaries reflected compensation paid over 26 pay periods.

(2) Value of stock options under the 1989 Plan and the 1995 Plan that were exercisable as of the respective year-end are based on the difference between the closing price of Class A Stock or Class B Stock, as applicable, on June 30 (or the last business day) of the indicated fiscal year and the exercise price of such option. The closing price of the Class A Stock was $11.50 at June 30, 1997, $14.875 at June 28, 1996, and $8.00
    at June 30, 1995. The closing price of the Class B Stock was $11.5625 at June 30, 1997, $14.75 at June 28, 1996, and $7.875 at June 30, 1995.

(3) The year-to-year increase or decrease in value of stock underlying exercisable options is a function of both fluctuations in the market price of the Common Stock underlying options and the vesting or exercise of options. The following tables reflect, for year-to-year fluctuations in the value of Class A Stock and Class B Stock underlying options, the amount of the fluctuation attributable to appreciation or depreciation in the market value of such stock and the amount of any increase attributable to the vesting of additional options. No Named Executive Officer exercised any stock options during fiscal year 1997.

                                                       CLASS A STOCK
                             1996 TO 1997 DECREASE IN VALUE      1995 TO 1996 INCREASE IN VALUE
                            ---------------------------------  ----------------------------------
                            DEPRECIATION  VESTING              APPRECIATION  VESTING
   NAME                       OF STOCK   OF OPTIONS   TOTAL      OF STOCK   OF OPTIONS   TOTAL
   ----                     ------------ ---------- ---------  ------------ ---------- ----------
   Ms. Hefner..............  $(185,625)        $0   $(185,625)    $378,125       $781  $  378,906
   Mr. Rosenzweig..........    (84,375)         0     (84,375)     171,875          0     171,875
                                                       CLASS B STOCK
                             1996 TO 1997 DECREASE IN VALUE      1995 TO 1996 INCREASE IN VALUE
                            ---------------------------------  ----------------------------------
                            DEPRECIATION  VESTING              APPRECIATION  VESTING
   NAME                       OF STOCK   OF OPTIONS   TOTAL      OF STOCK   OF OPTIONS   TOTAL
   ----                     ------------ ---------- ---------  ------------ ---------- ----------
   Ms. Hefner..............  $(645,469)   $90,508   $(554,961)  $1,134,375   $ 92,382  $1,226,757
   Mr. Lynn................   (550,842)    86,129    (464,713)     806,648    229,688   1,036,336
   Mr. Rosenzweig..........   (270,938)    26,875    (244,063)     515,625     26,875     542,500

(4) Mr. Perkins joined the Company in October 1996. Accordingly, compensation information is not provided for periods prior to fiscal year 1997.

(5) Represents amounts paid by the Company for Mr. Perkins to relocate to Chicago and for tax gross-ups related to such amounts.

(6) Values of vested restricted stock awards are based on the closing price of Class B Stock on August 7, 1997, the date on which restrictions lapsed with respect to 25% of the shares as a result of the Company's annual operating income for fiscal year 1997 exceeding $10.0 million. As a result of such vesting, each of the Named Executive Officers indicated became liable for payment of taxes owed on the value of such vested shares. The Company did not withhold shares of restricted stock to satisfy, or otherwise fund, such tax obligations related to such vesting.

(7) Values of vested restricted stock awards are based on the closing price of Class B Stock on August 5, 1996, the date on which restrictions lapsed with respect to 25% of the shares as a result of the Company's annual operating income for fiscal year 1996 exceeding $7.5 million. As a result of such vesting, each of the Named Executive Officers indicated became liable for payment of taxes owed on the value of such vested shares. The Company did not withhold shares of restricted stock to satisfy, or otherwise fund, such tax obligations related to such vesting.

                          SUMMARY COMPENSATION TABLE

  The following table reflects salary, bonus and other cash compensation earned in the last three fiscal years as well as stock options and restricted stock awards granted (without regard to vesting) in such fiscal years.

                                 ANNUAL COMPENSATION          LONG-TERM COMPENSATION AWARDS
                             ---------------------------   --------------------------------------
                                                 OTHER                  SECURITIES
                                                ANNUAL       CLASS B    UNDERLYING
                                               COMPENSA-    RESTRICTED   OPTIONS      ALL OTHER
  NAME AND PRINCIPAL          SALARY   BONUS     TION         STOCK      CLASS B     COMPENSATION
       POSITION         YEAR  ($)(1)    ($)       ($)      AWARDS(2)($) STOCK (#)        ($)
  ------------------    ---- -------- -------- ---------   ------------ ----------   ------------
Christie Hefner........ 1997 $499,980 $178,781                            75,000(5)    $11,007(8)
 Chairman of the Board  1996  450,008  337,506                                           7,721
 and Chief Executive    1995  467,316  247,006               $684,375     75,000(6)      5,378
 Officer
Anthony J. Lynn........ 1997  524,992  757,700                                          11,315(8)
 Executive Vice         1996  499,982  380,000                                           7,683
 President and          1995  483,318                         239,531                    5,578
 President,
 Entertainment Group
Hugh M. Hefner......... 1997  419,978  106,792                                          11,057(8)
 Chairman Emeritus and  1996  399,986  160,000                                           8,075
 Editor-in-Chief        1995  399,600   98,893                                           5,026
Robert J. Perkins(3)... 1997  298,450   95,350  $56,818(4)    185,625    100,000(5)
 Executive Vice
 President, Chief
 Marketing Officer
Richard S. Rosenzweig.. 1997  259,420   82,452                                           9,250(8)
 Executive Vice         1996  254,800  127,400                                           7,668
 President              1995  264,600   81,854                182,500     20,000(7)      4,628

--------
(1) For fiscal year 1995, base salaries reflect compensation paid over 27 pay periods as compared to fiscal years 1997 and 1996 in which base salaries reflected compensation paid over 26 pay periods.

(2) Values of restricted stock awards under the 1995 Plan shown in the Summary Compensation Table are based on the closing price of Class B Stock on the date of grant. As of June 30, 1997, Ms. Hefner held 75,000 shares of restricted Class B Stock, valued at $867,188; Mr. Lynn held 26,250 shares of restricted Class B Stock, valued at $303,516; Mr. Perkins held 15,000 shares of restricted Class B Stock, valued at $173,438; and Mr. Rosenzweig held 20,000 shares of restricted Class B Stock, valued at $231,250. The restrictions on the stock awards granted to Ms. Hefner and Messrs. Lynn and Rosenzweig lapse in increments of 25% of the shares at the end of any fiscal year, beginning with the 1996 fiscal year, during which annual operating income first equals or exceeds $7.5 million; $10.0 million; $15.0 million; and $20.0 million; in each case less expenses related to the vesting of such shares. In August 1996, restrictions lapsed on 25% of the shares as a result of annual operating income for fiscal year 1996 exceeding $7.5 million and in August 1997, restrictions lapsed on an additional 25% of the shares as a result of annual operating income for fiscal year 1997 exceeding $10.0 million. The restrictions on the stock awards granted to Mr. Perkins lapse in increments of 50% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15.0 million and $20.0 million; in each case after deducting expenses related to the vesting of restricted shares at such income level. Dividends are not paid on restricted Class B Stock.

(3) Mr. Perkins joined the Company in October 1996. Accordingly, compensation information is not provided for periods prior to fiscal 1997.

(4) Represents amounts paid by the Company for Mr. Perkins to relocate to Chicago and for tax gross-ups related to such amounts.

(5) See "Option Grants in Last Fiscal Year."

(6) Represents two stock options granted in fiscal year 1995 under the 1995 Plan. The first option is an incentive stock option for 43,835 shares of Class B Stock, with an exercise price of $10.3125 (110% of fair market value on the date of grant), and an expiration date of February 6, 2000. The second option is a non-qualified stock option for 31,165 shares of Class B Stock, with an exercise price of $9.375 (100% of fair market value on the date of grant), and an expiration date of February 6, 2005. Both options are exercisable in equal annual increments over a four-year period beginning February 6, 1996.

(7) Represents a stock option granted in fiscal year 1995 under the 1995 Plan which is exercisable in equal annual increments over a four-year period beginning February 6, 1996. The option expires on February 6, 2005.

(8) The amounts disclosed include:

  (a) Company contributions of $5,810 on behalf of Ms. Hefner and Messrs. Lynn, Hefner and Rosenzweig in fiscal year 1997 under the Company's Employees Investment Savings Plan.

  (b) Company matching contributions of the following amounts in fiscal year 1997 under the Company's Employees Investment Savings Plan on behalf of Ms. Hefner, $5,197; Mr. Lynn, $5,505; Mr. Hefner, $5,247; and Mr.
      Rosenzweig, $3,440.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                       POTENTIAL
                                                                  REALIZABLE VALUE AT
                                                                    ASSUMED ANNUAL
                                                                    RATES OF STOCK
                                                                  PRICE APPRECIATION
                        INDIVIDUAL GRANTS                           FOR OPTION TERM
----------------------------------------------------------------- -------------------
                                     PERCENT
                                    OF TOTAL
                                     OPTIONS
                         NUMBER OF   GRANTED
                         SECURITIES    TO
                         UNDERLYING EMPLOYEES EXERCISE
                          OPTIONS   IN FISCAL  PRICE   EXPIRATION
NAME                     GRANTED(#)  YEAR(%)    ($)       DATE     5%($)     10%($)
----                     ---------- --------- -------- ---------- -------- ----------
Christie Hefner(1)......    6,779      1.51%  $16.225    7/1/01   $ 69,293 $  174,883
                           68,221     15.24    14.750    7/1/06    633,944  1,599,953
Robert J. Perkins(2)....  100,000     22.35    12.375   10/1/06    779,625  1,967,625

--------
(1) Represents two stock options for the indicated number of shares of Class B Stock granted in fiscal year 1997 under the 1995 Plan. The first option is an incentive stock option with an exercise price equal to 110% of fair market value on the date of grant. The second option is a nonqualified stock option with an exercise price equal to 100% of fair market value on the date of grant. Both options are exercisable in equal annual increments over a four-year period beginning July 1, 1997.
(2) Represents a stock option for the indicated number of shares of Class B Stock granted in fiscal year 1997 under the 1995 Plan. The option is exercisable in equal annual increments over a four-year period beginning October 1, 1997.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                         NUMBER OF SECURITIES UNDERLYING
                          UNEXERCISED OPTIONS AT FISCAL  VALUE OF UNEXERCISED IN-THE-MONEY
                                   YEAR-END(#)           OPTIONS AT FISCAL YEAR-END(1)($)
                         ------------------------------- ---------------------------------
                           EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                         --------------- --------------- ----------------- ---------------
                         CLASS A CLASS B CLASS A CLASS B CLASS A  CLASS B  CLASS A CLASS B
                          STOCK   STOCK   STOCK   STOCK   STOCK    STOCK    STOCK   STOCK
                         ------- ------- ------- ------- -------- -------- ------- -------
Christie Hefner
 1990 grant............. 50,000  150,000                 $240,625 $731,250
 1992 grant.............  5,000   15,000                   20,625   62,813
 1995 grant.............          37,500          37,500            61,484         $61,484
 1997 grant.............                          75,000                                  (2)
Anthony J. Lynn
 1992 grant ............         140,000                           428,750
 1994 grant.............          32,813          10,937           153,811          51,267
Robert J. Perkins
 1997 grant.............                         100,000                                  (2)
Richard S. Rosenzweig
 1990 grant............. 25,000   75,000                  120,313  365,625
 1995 grant.............          10,000          10,000            21,875          21,875

--------
(1) Based on a closing price for Class A Stock of $11.50 per share and for Class B Stock of $11.5625 per share on June 30, 1997 as reported in the New York Stock Exchange Composite Listing.
(2) Option exercise price exceeded closing price as of June 30, 1997.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  This report by the Compensation Committee and the Performance Graph on page 15 shall not be deemed to be incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the "Acts"), and they shall not otherwise be deemed filed under such Acts.

  The Company's executive compensation programs are administered by the Compensation Committee of the Board of Directors (the "Committee"). During fiscal year 1997, the Committee was composed of four directors who never served as officers of the Company. Messrs. Rosenthal (who is the Chairman) and Bookshester and Sir Brian Wolfson served as members of the Committee during the entire fiscal year 1997. Robert Kamerschen (a former director) served as a member of the Compensation Committee from July 1996 to November 1996, when his term as a director ended.

  The Company's executive compensation programs are designed to help the Company achieve its business objectives by:

  . setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

  . providing incentive compensation that varies directly with both Company financial performance and individual contribution to that performance; and

  . linking compensation to elements which affect short- and long-term share performance.

  Consequently, the Committee considers its primary mission to structure and administer a range of compensation programs designed to enable the Company to attract and retain executive talent in a highly competitive marketplace, well-known for its individually tailored packages. The Committee periodically evaluates the competitiveness of its executive compensation programs, using information drawn from a variety of sources, including published survey data, information supplied by consultants and the Company's own experience in recruiting and retaining executives. Following are the criteria considered by the Committee in establishing compensation programs and the factors considered in determining the compensation of executives.

BASE SALARY

  The base salaries and salary ranges for executives are determined in relation to competitive market data and level of responsibility and are subject to periodic review by outside executive compensation consultants. Salary ranges are reviewed on an annual basis taking into consideration, among other things, the financial performance of the Company, and are adjusted as necessary. Executives' salaries are reviewed on an annual basis, and salary changes are based upon individual performance with consideration given to each executive's total compensation package and external market data. While some of the companies in the peer group chosen for comparison of shareholder returns in the Performance Graph on page 15 may be included in the surveys and information considered by the Committee in setting executives' salaries, there is no set peer group against which those salaries are measured. Instead, the Committee reviews broad-based industry salary data, which typically exclude financial services and not-for-profit companies, and when available, will examine industry-specific data relative to a particular position. For fiscal year 1997, the Company continued the practice of restraining base salaries and salary grade ranges and therefore based salaries slightly above the median of the data reported in relevant compensation surveys and other information considered by the Committee. This is consistent with the Company's current philosophy of focusing less on fixed compensation and more on variable performance-based compensation in the form of short- and long-term incentives.

SHORT-TERM INCENTIVES

  Executives are eligible for annual bonuses under the Company's Executive Incentive Compensation Program (the "Program"). For fiscal year 1997, participants could earn 20% to 75% of their respective July 1, 1996 base salaries. The total bonus amount earned was calculated based on consolidated profitability and may also be based in part on consolidated cash flow targets, and/or group or individual segment profitability and/or cash flows, with a threshold level of performance required before payments would be made. Pursuant to these compensation arrangements, certain executives, including all Named Executive Officers except Mr. Lynn, were entitled to, and did receive, payouts under the Program. Additionally, consistent with a frequently observed practice in the highly competitive publishing, entertainment and catalog industries, certain top executive officers' compensation arrangements include participation by the executive in the incremental profits above a fixed base of the business for which he or she is responsible. Mr. Lynn has a special compensation plan pursuant to which he receives profit-sharing remuneration and he does not participate in the Program. See "Employment and Change in Control Agreements and Incentive Compensation Plans."

LONG-TERM INCENTIVES

  Long-term incentive awards are provided by the 1995 Plan. The 1995 Plan is administered by members of the Committee who, subject to the terms of the 1995 Plan, designate "key employees" of the Company to whom options and other awards may be granted, the number of shares of Class B Stock to be covered by each option or other stock award, the time or times at which the options may be exercised, the vesting of awards, and other administrative functions. Thus far, the Committee has granted incentive stock options, non-qualified stock options and restricted stock awards under the 1995 Plan. The grants are designed to further the growth, development and financial success of the Company by providing additional incentives to key employees and assisting them to become owners of capital stock of the Company and thus to benefit directly from its growth, development and financial success. Stock option grants and restricted stock awards also enable the Company to attract and retain the services of executives considered essential to the long-range success of the Company by providing them with a competitive compensation package and an opportunity to become owners of capital stock of the Company. Consistent with past practice, the Committee granted a stock option and a restricted stock award to Mr. Perkins upon his joining the Company as an executive officer during fiscal year 1997.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER COMPENSATION

  During fiscal year 1997, the Compensation Committee increased Ms. Hefner's salary by $50,000, or 11%. In deciding to provide the increase, the Committee considered, among other things, the fact that Ms. Hefner had not received a salary increase since fiscal year 1994 and the Company's overall financial and operational performance over the last few fiscal years. The Compensation Committee also reviewed competitive market data and, consistent with its general approach to salaries, attempted to place Ms. Hefner's salary slightly above the median of the data reported in relevant compensation surveys and other information considered by the Committee.

  Ms. Hefner's bonus payout of $178,781 was calculated according to the Program. Ms. Hefner's maximum bonus opportunity was 75% of base salary and was based on the Company's financial results for fiscal year 1997. Seventy-five percent of the bonus was eligible to be earned based on achievement of consolidated profitability targets and 25% was based on achievement of consolidated cash flow targets. The Company's consolidated cash flow targets were not met and, therefore, no bonus was paid with respect to such element and the Company achieved less than 100% of the consolidated profitability targets and, therefore, only a portion of the maximum bonus was paid with respect to that element.

  During fiscal year 1997, the Compensation Committee also granted to Ms. Hefner two stock options for an aggregate of 75,000 shares of Class B Stock. Consistent with its overall compensation strategy, the Compensation Committee determined that the stock option grants would place continued emphasis on long-term incentives as a means of increasing Ms. Hefner's compensation. When determining the number of shares to be covered by the options, the Committee considered, among other things, Ms. Hefner's salary, potential bonus and other elements of her compensation relative to the competitive market data and other information described above.

DEDUCTIBILITY OF COMPENSATION

  In 1993, changes were made to the federal corporate income tax law to limit the ability of public companies to deduct compensation in excess of $1 million paid annually to the five most highly compensated executive officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company's stockholders and forms of current compensation provided under a binding contract pre-dating the new tax law. It is the Committee's policy to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with the Company's overall objectives in attracting, motivating and retaining its executives. The Committee believes that grants of stock options under the 1995 Plan and grants of restricted stock made to executive officers pursuant to the 1995 Plan during fiscal year 1997 qualify as stockholder-approved performance-based compensation, and, therefore, will be fully deductible when an option is exercised or such restricted stock vests. Grants of restricted stock made pursuant to the 1995 Plan prior to fiscal year 1997, however, do not qualify as stockholder-approved performance-based compensation and, therefore, will not be fully deductible to the extent that such compensation, when added to other non-exempt compensation for a particular executive, exceeds the limit in any tax year. The Committee believes that, based upon current compensation levels, compensation paid in fiscal year 1997 should be fully deductible.

Submitted by the
Compensation Committee:

Sol Rosenthal, Chairman
Dennis S. Bookshester
Sir Brian Wolfson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during fiscal year 1997 were Sol Rosenthal, Chairman, Dennis S. Bookshester, Robert Kamerschen (a former director) and Sir Brian Wolfson.

                               PERFORMANCE GRAPH

  The following graph is a comparison of the yearly percentage change in the Company's total shareholder return on its Class B Stock, with the cumulative total return of the Russell 2000 Stock Index and an index of peer companies selected by the Company consisting of companies engaged in lines of business similar to its own. In addition to the Company, these companies are: McGraw-Hill Inc., Meredith Corporation, Time Warner Inc., Tribune Company, and The Walt Disney Company. The peer group in last year's proxy statement also included the Class B Common Stock of Turner Broadcasting System, Inc., which has since been acquired by Time Warner, Inc.

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG PLAYBOY
          ENTERPRISES, INC., THE RUSSELL 2000 INDEX AND A PEER GROUP

Measurement Period                                         Russell 2000
(Fiscal Year covered)      [Playboy Enterprises, Inc.]     Stock Index      PEER GROUP
---------------------      ---------------------------     ------------     ----------
Measurement Pt-
FYE  6/92                  $100                            $100             $100
FYE  6/93                  $108                            $126             $122
FYE  6/94                  $ 86                            $131             $123
FYE  6/95                  $100                            $158             $155
FYE  6/96                  $187                            $196             $171
FYE  6/97                  $147                            $228             $219


--------
*$100 invested on 6/30/92 in stock or index--including reinvestment of dividends. Fiscal year ending June 30.

                  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
                       AND INCENTIVE COMPENSATION PLANS

  To aid the Company in retaining its most senior executives and certain other officers, the Board approved Change in Control Agreements (the "Agreements"), which provide for the payment of specified benefits to selected officers in the event their employment terminates after a "change in control" (defined below) of the Company. Ms. Hefner and Messrs. Lynn, Perkins and Rosenzweig are beneficiaries of this program. Each Agreement provides that (i) a lump-sum cash payment will be made within ten days following termination, equal to 300% of the sum of the officer's annual base salary in effect immediately prior to the occurrence of the change in control and the maximum bonus for the officer's position under the Program established for the then applicable fiscal year; (ii) the amount of the payment would be subject to reduction so that no portion would be subject to the excise tax provision of the Internal Revenue Code of 1986, as amended (the "Code"), but only if the officer would obtain a net after-tax benefit from such reduction; (iii) the officer will be allowed to continue his or her participation in then existing welfare benefit plans, such as medical insurance, for up to a year from the effective date of termination; (iv) it will have an initial five-year term, automatically extended on each anniversary of its execution unless the Company or the officer gives notice that it or the officer does not wish to extend the Agreement; and (v) payments become due and benefits are provided if, within 18 months after a change in control, the employee is involuntarily terminated for reasons other than death, disability or "cause" (defined below), or voluntarily terminates employment for certain reasons. A "change in control" is defined as (1) any liquidation or dissolution of the Company; (2) a sale, exchange or other disposition of Playboy magazine; (3) any occurrence by which The Hugh M. Hefner 1991 Trust and Christie Hefner (who is deemed to hold shares beneficially owned by the Trust to the extent Ms. Hefner has sole voting power with respect to such shares) cease, collectively, to hold at least 50% of the Company's stock entitled to vote generally in the election of Company directors; and (4) the merger, consolidation or reorganization of the Company, or sale of all or substantially all of the Company's assets, unless such transaction is initiated by the Company and, as a result of the transaction, not less than a majority of the combined voting power of the securities of the surviving or transferee corporation is held by persons who held not less than a majority of the combined voting power of the outstanding voting stock of the Company immediately prior to the transaction. Under the Agreement, "cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or willful engagement in conduct materially injurious to the Company. The Agreement also provides that the reasons for which the officer may voluntarily terminate employment without forfeiture of benefits include failure to maintain the officer in the position held prior to the change in control, removal of the officer from the Board, assignment to the officer of duties materially inconsistent with the authorities and responsibilities exercised prior to the change in control, an aggregate reduction in the officer's cash compensation, a termination or reduction in scope or value of the officer's employee benefits, a good-faith determination by the officer that, as a result of a change in circumstances following a change in control, the officer is unable to carry out the authorities or responsibilities of the officer's position, or requiring the officer to perform duties beyond a 50-mile radius from the officer's employment immediately prior to the change in control, or to travel at least 50% more than was previously required in any of the three years prior to the change in control.

  Effective June 1, 1992, the Company hired Anthony J. Lynn, pursuant to an employment contract, as President of its Entertainment Group. Mr. Lynn is charged with the responsibility of managing the Entertainment Group's television, home video and international operations. Mr. Lynn's employment contract, as amended, extends through June 30, 2000, unless terminated earlier pursuant to its terms and conditions. Mr. Lynn is to receive "Base Compensation" ranging from $525,000 (for fiscal year 1998) to a maximum of $550,000 per year (beginning with fiscal year 1999) during the amended term plus all benefits otherwise accorded to senior executives of the Company in similar positions. During the term of the contract, management shall also recommend to the Compensation Committee the grant of further such options to Mr. Lynn should such grants be made generally to other members of senior management. Upon termination of his employment, Mr. Lynn is entitled to receive all or a portion of his Base Compensation and benefits, depending on the date and circumstances of such termination. If the Company terminates Mr. Lynn without cause, he is entitled to receive a one-time payment equal to his Base Compensation in the year in which such termination occurs.

  Mr. Lynn may also receive compensation under the Playboy Enterprises, Inc. Incentive Compensation Plan for Anthony J. Lynn (the "Lynn Plan"), which provides Mr. Lynn with the opportunity to receive compensation based on the performance of the Company's Entertainment Group. The Lynn Plan also provides Mr. Lynn with a cash bonus in the event of certain dispositions of the equity or assets of the Entertainment Group.

  The Lynn Plan entitles Mr. Lynn to receive contingent compensation for each fiscal year ("Contingent Compensation") equal to 5% of the amount by which the Entertainment's Group's Pre-tax Profits for such fiscal year exceed $2.35 million; provided that if the sum of $550,000 ($525,000 for fiscal year 1997) plus such fiscal year's Contingent Compensation equals $2,000,000, any additional Contingent Compensation payable to Mr. Lynn for such fiscal year will equal 2.5% of the amount by which the Entertainment Group's Pre-tax Profits exceed $2.35 million. The Entertainment Group's Pre-tax Profits is defined under the Lynn Plan as the amount, if any, by which the total net revenues of the Entertainment Group exceeds all reasonable and applicable operating expenses attributable to same, in accordance with "Generally Accepted Accounting Principles" computed consistent with methods utilized by the Company and the Company's outside auditors in the preparation of the Company's audited financial statements. In computing the Pre-tax Profits of the Entertainment Group for any fiscal year, there shall be allowed all fair and reasonable allocation of items of revenue and expenses between divisions, subsidiaries and affiliates of the Company, including, but not limited to, intercompany sales, expenses such as rent, occupancy, general administrative and personnel salaries, MIS, insurance, employee benefits costs, security, payroll processing, legal and tax advisory fees, depreciation, profit sharing and auditing expenses. In addition, the effect of any One Time Gain or Loss (defined below) accounted for as part of the Entertainment Group shall be amortized evenly over four years, beginning in the month of occurrence, for purposes of calculating Pre-tax Profits for any fiscal year, regardless of how the transaction is accounted for under Generally Accepted Accounting Principles. A "One Time Gain or Loss" is a gain or loss resulting from a transaction not in the ordinary course of business and which does not result in an Equity Bonus (as described below). Profits or losses from any other fiscal year shall not, except as described above for One Time Gains or Losses, be carried over or back to any other fiscal year or otherwise be taken into consideration in computing the Pre-tax Profits of a particular fiscal year. The Lynn Plan entitles Mr. Lynn to receive Contingent Compensation for the 1997, 1998, 1999 and 2000 fiscal years, and for each fiscal year after fiscal year 2000 unless notice is given by the Compensation Committee to Mr. Lynn that the provisions of the Lynn Plan pertaining to Contingent Compensation will not apply to the specified fiscal year after fiscal year 2000. Mr. Lynn's Contingent Compensation with respect to 1997 was $757,700.

  If Mr. Lynn's employment is terminated "for cause," Mr. Lynn will receive all Contingent Compensation payable with respect to all periods prior to the fiscal year during which the Company notifies Mr. Lynn that his employment is terminated. If Mr. Lynn's employment is terminated because of Mr. Lynn's death or disability, he (or his estate or personal representative, as applicable) will receive all unpaid Contingent Compensation payable with respect to all periods prior to the fiscal year during which such death or disability occurs plus a prorated percentage of the Contingent Compensation for such fiscal year. If Mr. Lynn's employment is terminated by the Company without cause, he will receive 100% of the Contingent Compensation to which Mr. Lynn would have been entitled for and only for the year in which such termination occurs, reduced by amounts payable to Mr. Lynn pursuant to Mr. Lynn's Change in Control Agreement (described above).

  If the Company directly or indirectly sells, transfers or otherwise disposes of an equity interest in Playboy Entertainment Group, Inc. ("PEGI") or all or a portion of the assets comprising the Playboy Entertainment Group operations (except sales of assets or operations that contributed less than 25% of the Group's total Pre-tax Profits in the immediately preceding fiscal year or less than a 25% equity interest) to a third party (including a sale to the public) during Mr. Lynn's employment or within three (3) months following the termination of Mr. Lynn's employment (an "Equity Disposition Transaction"), then Mr. Lynn will receive a one-time Equity Bonus equal to the product of EB Pre-tax Profits times the Remaining Term. EB Pre-tax Profits is defined in the Lynn Plan as (i) in the case of the sale, transfer or other disposition of an equity interest in PEGI entitling Mr. Lynn to an Equity Bonus, the total Pre-tax Profits of PEGI for the fiscal year immediately preceding the Equity Disposition Transaction times the fully-diluted percentage equity interest in PEGI acquired by the third party, and (ii) in the case of a sale, transfer or other disposition of all or a portion of the assets comprising the Entertainment Group entitling Mr. Lynn to an Equity Bonus, that portion of the Pre-tax Profits of the Entertainment Group generated or attributable to such assets for the fiscal year immediately preceding the Equity Disposition Transaction. Remaining Term is defined in the Lynn Plan as the lesser of (i) three (3) or (ii) the number arrived at by dividing by 12 the number of full months remaining in Mr. Lynn's employment term. The payment of the Equity Bonus, if any, will be in addition to any Contingent Compensation payable to Mr. Lynn under the Lynn Plan. The Equity Bonus will be payable only in connection with an Equity Distribution which constitutes a bona fide transfer of an equity interest in PEGI or a bona fide sale of assets and will not be payable in connection with any other transaction (whether in the form of joint ventures, co-productions or otherwise) which represents a financing transaction. The Company is prohibited from structuring a transaction which would otherwise qualify as a sale or distribution of any equity interest in PEGI or a sale of assets of the Entertainment Group as a financing transaction for the purpose of frustrating the provisions of the Lynn Plan.

  Effective October 1, 1997, Robert J. Perkins joined the Company as its Executive Vice President, Chief Marketing Officer. Pursuant to an agreement related to Mr. Perkin's employment, he receives an annual base salary of $400,000 and is entitled to participate in the Program at a maximum level for fiscal year 1997 of 50% of his base salary earned. The Company also agreed to cover certain expenses related to Mr. Perkin's relocation to Chicago. Pursuant to the agreement, Mr. Perkins is entitled to receive a full year's severance (based on his salary at that time) if his employment is terminated for any reason other than cause, which is described as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to the Company.

                         TRANSACTIONS WITH MANAGEMENT

  The Company owns a 29-room mansion (the "Mansion") located on 5 1/2 acres in Los Angeles, which is used for various corporate activities, including serving as a valuable location for video production and magazine photography, business meetings, enhancing the Company's image, charitable functions and a wide variety of promotional and marketing purposes. The Mansion generates substantial publicity and recognition, which increases public awareness of the Company and its products and services. Facilities at the Mansion include a tennis court, swimming pool, gymnasium and other recreational facilities as well as extensive film, video, sound and security systems. The Mansion also includes accommodations for guests and serves as Mr. Hefner's office and the residence for his family (the "Hefner Family"). The Mansion has a full-time staff which maintains it, serves in various capacities at the functions held there and provides the Hefner Family, their guests, and the Company's guests with meals, beverages and other services.

  Under a 1979 lease entered into with the Company, the annual rent for the Hefner Family's basic Mansion accommodations, and the Mansion's facilities, utilities and attendant services is to be determined by independent expert appraisals based on comparable hotel accommodations. In addition, Mr. Hefner is required to pay the sum of the per unit value of nonbusiness meals, beverages and other benefits received by the Hefner Family and any of their personal guests. Standard food and beverage unit values are determined by independent expert appraisals based on fair market values. Valuations for both basic accommodations and standard food and beverage units are to be reappraised every three years, with annual adjustments made on the basis of appropriate consumer price index figures in other years. Mr. Hefner is also responsible for the cost of all improvements in any Hefner Family accommodations, including capital expenditures, that are in excess of normal maintenance for those areas. During fiscal year 1997, no such improvements were made, and consequently no such payments were required.

  Usage of services and benefits is recorded through a system initially developed by the auditing and consulting firm of Price Waterhouse and now administered (with appropriate modifications approved by the Audit and Compensation Committees of the Board) by the Company. The lease, effective as of July 1, 1979, had an initial term ending June 30, 1981, and continues for ensuing 12-month periods unless terminated by either party. The monthly rent charged during fiscal year 1997 included the appraised rent and the per unit value of other benefits described above. Within 120 days after the end of the Company's fiscal year, the actual monthly charge for all such benefits is finally determined for the fiscal year. Mr. Hefner pays or receives credit for any difference between the actual amount and the amount paid. The sum of the actual rent and such other benefits payable by Mr. Hefner for fiscal year 1997 is estimated to be $48,990 per month, subject to final verification. The monthly rental charge, effective July 1, 1997, will be determined subject to the completion of independent appraisals which the Company expects to be completed by October 31, 1997.

  The Company purchased the Mansion in 1971 for $1,050,000 and in the intervening years has made substantial capital improvements at a cost of approximately $12,389,000 through fiscal year 1997 (including approximately $2,465,000 to bring the Hefner Family accommodations to a standard similar to the Mansion's common areas). The Mansion is included in the Company's financial statements as of June 30, 1997 at a cost, including all improvements and after accumulated depreciation, of approximately $2,740,000. The Company receives rent from Mr. Hefner (see above) and pays all operating costs of the Mansion, which were approximately $3,635,000 in fiscal year 1997 (net of rent received from Mr. Hefner), including depreciation, taxes and security charges related to the protection of the Mansion, employees located there, business guests, the Hefner Family and other visitors but excluding $325,000 of video taping activities conducted at the Mansion.

  In June 1993, William A. Marovitz, Ms. Hefner's spouse since July 1995, brought an opportunity to the Company to participate in one or more applications for gaming licenses in Greece. Over the next two years, Mr. Marovitz actively pursued that and other gaming opportunities on the Company's behalf. In June 1994, the independent members of the Company's Board of Directors, in recognition of Mr. Marovitz' substantial time and effort on gaming matters, approved a compensation arrangement for all of his gaming-related activities to date and all of his future activities relating to gaming opportunities in Greece. In consideration for past and future services, the Company paid Mr. Marovitz $125,000 in February 1995. In addition, should the Greek-gaming initiatives result in the opening of a gaming operation in which the Company has an interest, the independent members of the Board agreed to pay Mr. Marovitz a success fee of: (1) $25,000 on the date of such opening; and (2) $100,000 on each of the first, second and third anniversaries of such opening date, provided that such gaming operations are ongoing on the date of payment. The Company was part of a consortium (the "Consortium"), which Mr. Marovitz was instrumental in putting together, that applied for a gaming license on the island of Rhodes, Greece in June 1995. In November 1995 the Greek government notified the Consortium that the application for the gaming license had been granted. The Company has a licensing relationship with, and owns a minority equity interest in, the Consortium. In October 1996, the Consortium and the government executed a contract governing the operation of the casino. The Consortium is currently renovating the property that will be the Playboy Hotel and Beach Casino, which is expected to open in calendar 1998. Mr. Marovitz has continued to be very involved in government regulatory negotiations and to travel to Greece to assist in the project, for which he has received reimbursement of his expenses. Subsidiaries or affiliates of the Company are entitled to two seats on the Consortium's Board of Directors. Mr. Marovitz and director Dennis S. Bookshester were appointed to represent the Company's interests on the Consortium's Board. For their service on that Board, the Company's Board (with Mr. Bookshester abstaining) approved an annual retainer of $5,000 and an in-person per meeting fee of $1,250. Accordingly, for fiscal year 1997, Mr. Bookshester received $8,400 and Mr. Marovitz received $1,666. This project is the Company's first re-entry into the casino gaming business.

                                PROPOSAL NO. 2

               APPROVAL OF THE 1997 EQUITY PLAN FOR NON-EMPLOYEE
                    DIRECTORS OF PLAYBOY ENTERPRISES, INC.

  In September 1997 the Board of Directors unanimously approved and adopted, subject to stockholder approval, the 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc. (the "Director Plan"). The Director Plan requires that payment to non-employee directors of the Company ("Non-Employee Directors") of all compensation earned for attendance at Board and committee meetings, and for committee positions held, be in the form of shares of Class B Stock. The Director Plan also permits Non-Employee Directors to elect to receive all or a portion of their annual retainers in the form of shares of Class B Stock. The Director Plan also permits the Company to issue to Non-Employee Directors (i) options to purchase shares of Class B Stock of the Company, (ii) restricted stock of the Company and (iii) awards of Class B Stock of the Company.

  The affirmative vote of a majority of the shares of Class A Stock represented in person or by proxy is required for approval of the Director Plan. The following summary of the principle provisions of the Director Plan is not intended to be exhaustive and is qualified in its entirety by the terms of such plan.

PURPOSES OF THE DIRECTOR PLAN

  The principal purposes of the Director Plan are (i) to promote the growth and long-term success of the Company by offering Non-Employee Directors the ability to acquire Class B Stock of the Company, (ii) to enable the Company to attract and retain qualified persons to serve as Non-Employee Directors, which services are considered essential to the long-term success of the Company, by offering them an opportunity to own Class B Stock of the Company, and (iii) to more closely align the interests of Non-Employee Directors with the interests of the Company's stockholders by paying certain amounts of compensation for services as a Director in the form of shares of Class B Stock.

AVAILABLE SHARES AND ADJUSTMENT

  Subject to adjustment as described below, the number of shares of Class B Stock which may be issued or transferred under the Director Plan, plus the number of shares of Class B Stock covered by outstanding awards and not forfeited under the Director Plan, may not in the aggregate exceed 200,000 shares, which may be shares of original issuance or shares held in treasury or a combination thereof. If an option granted under the Director Plan lapses or terminates before such option is exercised or if shares of restricted stock or Class B Stock granted under the Director Plan are forfeited, for any reason, the shares covered thereby may again be made available under the Director Plan.

  The number, price and kinds of shares available under the Director Plan are subject to adjustment by the Board of Directors in the event of a stock split, stock dividend, recapitalization, reorganization, merger or other similar event. The Company is not required to issue any fractional shares of Class B Stock pursuant to the Director Plan. The Board of Directors may provide for the elimination of fractions, for the settlement thereof in cash or for such other adjustments as contemplated by the Director Plan.

  As of September 15, 1997, the closing price of the Company's Class B Stock on the New York Stock Exchange was $13.375 per share.

EFFECTIVE DATE, TERMINATION AND AMENDMENT

  If approved by the stockholders, the effective date of the Director Plan will be September 10, 1997, the date of its adoption by the Board of Directors. No further awards may be made under the Director Plan after the passage of 10 years from the date on which the Company's stockholders first approved the Director Plan. If the Director Plan is not approved by the stockholders of the Company, the Director Plan and any awards thereunder will be void and of no force or effect.

  The Board of Directors may amend the Director Plan at any time except that, without the approval of the stockholders of the Company, no amendment may, among other things, increase the number of shares of Class B Stock available under the Director Plan except pursuant to the Board's adjustment authority described above. No amendment may impair the rights of a holder of an outstanding award under the Director Plan without the consent of such holder, unless the award itself expressly provides otherwise.

ADMINISTRATION

  The Director Plan will be administered by the Board of Directors of the Company. Subject to the terms of the Director Plan, the Board has the authority to prescribe, interpret and revoke rules and regulations for administering the Director Plan and to decide questions of interpretation or application of any provision of the Director Plan or any agreements pursuant to which awards are granted under such Plan. Awards granted under the Director Plan need not be the same with respect to each holder of such awards.

  The Board of Directors has the authority to delegate all or any part of its authority under the Director Plan to any committee or subcommittee of not less than two directors appointed by the Board who are "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. The majority of any such committee or subcommittee will constitute a quorum, and the action of a majority of its members present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be deemed the acts of such committee or subcommittee.

AWARDS UNDER THE DIRECTOR PLAN

  Mandatory Fee Shares. The Director Plan provides for the payment to each Non-Employee Director of his or her compensation payable with regard to number of Board or committee meetings attended, or committee positions held ("Meeting Fees"), in the form of shares of Class B Stock of the Company ("Mandatory Fee Shares"), except to the extent that such Director has elected to defer such compensation pursuant to the DCP.

  Mandatory Fee Shares will be paid to each Non-Employee Director no later than ten days following the end of the applicable accounting period (as hereinafter defined). Accounting period means each fiscal quarter of the Company, such quarters beginning on January 1, April 1, July 1 and October 1 of each year. The number of Mandatory Fee Shares paid to each Non-Employee Director for each Accounting Period will be the number of shares of Class B Stock of the Company equal to (a) the amount of such Director's Meeting Fees for such Accounting Period, divided by (b) the market value per share of Class B Stock on the last trading date of such Accounting Period. To the extent that application of the foregoing formula would result in the issuance of fractional shares of Class B Stock, such fractional shares will be disregarded, and the remaining amount of compensation will be paid in cash. The Company will pay any and all fees and commissions incurred in connection with the payment of Mandatory Fee Shares to a Non-Employee Director.

  Voluntary Shares. Each Non-Employee Director may elect, by filing a participation agreement with the Secretary of the Company, to have up to 100 percent of his or her annual retainer payable in cash paid by the Company in the form of shares of Class B Stock in lieu of a cash payment ("Voluntary Shares"). Except as the Board may otherwise provide, a participation agreement must be filed as a one-time election for the applicable fiscal year of the Company. Unless the Non-Employee Director revokes or changes such election by filing a new participation agreement before the beginning of a subsequent fiscal year such participation agreement will continue to apply for each subsequent fiscal year unless the Board of Directors provides otherwise.

  No later than ten days following the end of an Accounting Period the Company will issue to each Non-Employee Director who has made an election to receive Voluntary Shares, a number of Voluntary Shares equal to (a) the portion of such Director's compensation for such Accounting Period that such Director has elected to receive as Voluntary Shares, divided by (b) the market value per share of Class B Stock on the last trading day of such Accounting Period. To the extent that the application of the foregoing formula would result in the issuance of fractional shares of Class B Stock, such fractional shares will be disregarded, and the remaining amount of compensation will be paid in cash. The Company will pay any and all fees and commissions incurred in connection with the payment of the Voluntary Shares to a Non-Employee Director.

  Stock Options. The Director Plan permits the Board of Directors to authorize awards of options to purchase shares of Class B Stock to Non-Employee Directors. Each option award will be set forth in an agreement with the Non-Employee Director receiving the award and will indicate the terms and conditions of the option award, consistent with the terms of the Director Plan. The Board may determine the terms and conditions of such awards in accordance with the following provisions: (i) each award must specify the number of shares of Class B Stock to which the option rights pertain, (ii) each award must specify an option price per share of Class B Stock, which price must be equal to or greater than the market value per share on the date of award, (iii) any award of option rights may provide for the deferred payment of the option price from the proceeds of a sale through a broker of some or all of the shares of Class B Stock to which the exercise relates and
(iv) each award must specify the form of consideration to be paid in satisfaction of the option price and the manner of payment of such consideration, which may include (a) cash, (b) nonforfeitable, nonrestricted shares of Class B Stock, which are already owned by the Non-Employee Director and have a value at the time of exercise that is equal to the option price,
(c) any other legal consideration that the Board may deem appropriate, including, under certain circumstances, shares of restricted stock which are already owned by the Non-Employee Director (with the understanding that all of the shares received by such Non-Employee Director upon exercise of the option rights that are paid for by such restricted stock will be subject to the same restrictions as such restricted stock), and (d) any combination of the foregoing.

  Each option award shall provide conditions that must be achieved before the option rights or installments thereof become exercisable, such as a certain period of continuous service as a Non-Employee Director or performance objectives, and any award may provide for the earlier exercise of the option rights in the event of a change in control of the Company or other transaction or event.

  Successive awards of option rights may be made to the same Non-Employee Director regardless of whether any option rights previously awarded to the same Director remain unexercised. The term of an option right will be set by the Board, but no option right may have a term of more than ten years from the date of award.

  Class B Stock Grants and Restricted Stock. The Director Plan authorizes the Board of Directors to award shares of Class B Stock of the Company to a Non-Employee Director in consideration and as additional compensation for services performed for the Company (a "Class B Stock Grant"). The Director Plan also authorizes the Board of Directors to award shares of restricted stock to Non-Employee Directors. Each Class B Stock Grant and award of restricted stock will be set forth in an agreement with the Non-Employee Director receiving the award and will indicate the terms and conditions of the award, consistent with the terms of the Director Plan. The Board may determine the terms and conditions of such awards subject to the following provisions: (i) each Class B Stock Grant and award of restricted stock will constitute an immediate transfer of the ownership of shares of Class B Stock to the Non-Employee Director in consideration of the performance of services, entitling the holder thereof to dividend, voting and other ownership rights, subject to, in the case of awards of restricted stock, the substantial risk of forfeiture and restrictions on transfer hereinafter referred to, (ii) each award of restricted stock must provide that the shares of restricted stock covered thereby are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Board of Directors on the date of award, and may provide for the termination of such risk of forfeiture upon the achievement of certain performance objectives, in the event of a change in control of the Company, or upon any other transaction or event, (iii) any Class B Stock Grant and award of restricted stock may be made in consideration of payment by the Non-Employee Director of an amount that is less than the market value per share on the date of award, (iv) any award of restricted stock may require that any or all dividends or other distributions paid on the shares of restricted stock during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional shares of Class B Stock, which may be subject to the same restrictions as the underlying award or such other restrictions as the Board may determine, and (v) each award of restricted stock must provide that, during the period for which such substantial risk of forfeiture is to continue, and any Class B Stock Grant may provide, that the transferability of the shares of Class B Stock subject to such awards is prohibited or restricted in the manner and to the extent prescribed by the Board on the date of award. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the shares of restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee.

  On or after the date of any Class B Stock Grant or award of restricted stock under the Director Plan, the Board may provide for the payment of a cash award intended to offset the amount of tax that the Non-Employee Director may incur in connection with such Class B Stock Grant or restricted stock, including, without limitation, tax on the receipt of such cash award. The Board may also provide in any individual stock grant agreement or restricted stock agreement that the Company has the right to repurchase the restricted stock then subject to restrictions under the restricted stock agreement, or the Class B Stock subject to the Class B Stock Grant, immediately upon a termination in directorship for any reason at a cash price per share equal to the cash price paid by the stockholder for such restricted stock or Class B Stock. In the discretion of the Board, provision may be made that no such right of repurchase will exist in the event of a termination of directorship without cause or because of the director's retirement, death or permanent and total disability.

TRANSFER RESTRICTIONS

  Except as may be otherwise determined by the Board, (i) awards, Mandatory Fee Shares and Voluntary Shares issued or granted under the Director Plan may be issued only to a participating Non-Employee Director, (ii) option rights and restricted stock issued or granted under the Director Plan may be transferred by a participating Non-Employee Director only by will or the laws of descent and distribution, and (iii) option rights may not be exercised during a Director's lifetime except by the Director or, in the event of the Director's legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Director under state law and court supervision. The terms of any award made under the Director Plan may provide for further transfer restrictions on the shares of Class B Stock subject to the award.

  To the extent required to satisfy any condition to exemption available pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, any shares of Class B Stock which a Non-Employee Director elects to receive as Voluntary Shares must be held by such Non-Employee Director for at least six months following the date of such receipt.

EFFECT OF TERMINATION OF DIRECTORSHIPS

  Notwithstanding any contrary provision of the Director Plan, in the event of a termination of directorship by reason of death, disability, hardship or other special circumstances of a Non-Employee Director who participates in the Director Plan and who holds (i) an option right that is not immediately and fully exercisable or (ii) any award as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, the Board may, in its sole discretion, take any action that it deems equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any award under the Director Plan.

  If a Non-Employee Director becomes an employee of the Company while continuing to serve as a director, that fact will not impair the rights such director may have had under the Director Plan, including, without limitation, the rights such director may have under any award outstanding under the Director Plan. Such director will not, however, be eligible to receive any further awards under the Director Plan.

WITHHOLDING TAX

  To the extent, if any, that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participating Non-Employee Director under the Director Plan, and the amounts available to the Company for the withholding are insufficient, the participating Non-Employee Director must, as a condition precedent to the receipt of such payment or realization of such benefit, make arrangements satisfactory to the Company for payment of the balance of any taxes required to be withheld. At the Board's discretion, any such arrangements may include relinquishment of a portion of any such payment or benefit. The Company and any participating Non-Employee Director may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief overview of the U.S. federal income tax consequences generally arising with respect to awards under the Director Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

TAX CONSEQUENCES TO PARTICIPANTS

  Stock Options. In general: (i) no income will be recognized by the Non-Employee Director at the time a stock option is granted; (ii) at the time of exercise of a stock option, ordinary income will be recognized by the Non-Employee Director in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

  Restricted Stock. A Non-Employee Director receiving restricted stock will not recognize taxable income at the time of the grant unless the Non-Employee Director makes an election to be taxed at the time restricted stock is granted. If such election is not made, the Non-Employee Director will recognize taxable income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. In addition, a Non-Employee Director receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize taxable compensation, rather than dividend income, in an amount equal to the dividends paid. Upon disposition of such shares, any appreciation (or depreciation) in the value of the shares after the date the restrictions lapsed will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period. If a Non-Employee Director properly makes an election to be taxed at the time the restricted stock is granted, the Non-Employee Director will recognize taxable income on the date of grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Non-Employee Director will not recognize any income at the time the restrictions lapse. Upon disposition of such shares, any appreciation (or depreciation) in the value of the stock after the date the restricted shares were granted will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

  Class B Stock Grants, Mandatory Fee Shares and Voluntary Shares. A Non-Employee Director receiving (i) a Class B Stock Grant, (ii) Mandatory Fee Shares or (iii) Voluntary Shares will recognize taxable income upon the grant of such shares in an amount equal to the fair market value of any such shares delivered by the Company less the amount, if any, paid for such shares. Upon disposition of such shares, any appreciation (or depreciation) in the value of the shares after the date of grant will be taxed as either short-term or long-term capital gain (or loss) depending on the holding period.

TAX CONSEQUENCES TO THE COMPANY

  To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction to the extent that such a deduction is allowed under Section 162 of the Code.

DIRECTOR PLAN BENEFITS

  If the Director Plan is approved by the Class A stockholders, each participating Non-Employee Director will be entitled to receive as Mandatory Fee Shares the number of shares of Class B Stock equal to $1,000 for each meeting of the Board of Directors attended after the effective date of the Director Plan.

  If the Director Plan is approved by the Class A stockholders, each participating Non-Employee Director will also receive 5,000 shares of restricted stock of the Company pursuant to a restricted stock agreement between the Director and the Company. The substantial risk of forfeiture and restrictions on transferability on such restricted stock will lapse upon satisfaction of certain performance objectives, or on September 10, 2007 (unless the recipient of such shares is no longer a Non-Employee Director of the Company or there has been a forfeiture of such shares pursuant to a change in control of the Company), whichever is earlier. The performance objectives are based on the Company's operating income after deducting expenses related to the vesting of restricted shares at such income level. The restrictions will lapse with respect to specified percentages of the shares of restricted stock as follows:

      ANNUAL OPERATING INCOME                   PERCENTAGE OF TOTAL RESTRICTED
       OBJECTIVE ($ MILLION)                             STOCK AWARDS
      -----------------------                   ------------------------------
                $15                                           30%
                 20                                  100% less any amount
                                                      previously vested

  The following chart illustrates the number of shares that will be granted to Non-Employee Directors pursuant to restricted stock grants and as Mandatory Fee Shares for Board meetings attended under the Director Plan during 1997 (including the September 10, 1997 Board meeting), if the Director Plan is approved by the Company's stockholders.

                            DIRECTOR PLAN BENEFITS

                                                 DIRECTOR PLAN
                                 ----------------------------------------------
         NAME                    DOLLAR VALUE ($)(1)     NUMBER OF SHARES(1)
         ----                    ------------------- --------------------------
      Dennis S. Bookshester.....       $67,878       5,000 plus 75 shares of
                                                      Class B Stock for each
                                                      Board meeting attended
      David I. Chemerow.........       $67,878       5,000 plus 75 shares
                                                      of Class B Stock for each
                                                      Board meeting attended
      Donald G. Drapkin.........       $67,878       5,000 plus 75 shares
                                                      of Class B Stock for each
                                                      Board meeting attended
      Sol Rosenthal.............       $67,878       5,000 plus 75 shares
                                                      of Class B Stock for each
                                                      Board meeting attended
      Sir Brian Wolfson.........       $67,878       5,000 plus 75 shares
                                                      of Class B Stock for each
                                                      Board meeting attended

--------
(1) The dollar value for the Company's Class B Stock indicated in the table above was the closing price of such Class B Stock on the New York Stock Exchange on September 15, 1997. The same value was used to determine the number of shares issuable for each Board meeting attended. Subject to changing market conditions, the dollar value of such Class B Stock on the date of grant to participating Non-Employee Directors may be different than the value stated above. The number of shares issuable for Board meetings attended will also fluctuate with the market value of the Class B Stock. The type and number of other awards which may be granted in the future are subject to the discretion of the Board of Directors and to the elections of Non-Employee Directors and, therefore, cannot be determined with certainty.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE DIRECTOR PLAN. DULY EXECUTED PROXIES RECEIVED WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                PROPOSAL NO. 3

                             INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, has determined that Coopers & Lybrand L.L.P. should continue to serve as auditors for the Company for the fiscal year ending June 30, 1998. The Board of Directors recommends that the holders of the Company's Class A Stock vote FOR ratification of this selection.

  A representative of Coopers & Lybrand L.L.P. will be present at the annual meeting and will be available to respond to appropriate questions from stockholders. The representative will be allowed to make a statement regarding appropriate issues, should he or she wish to do so. The fees and expenses incurred by the Company for the fiscal year 1997 annual audit as performed by Coopers & Lybrand L.L.P. was estimated to be approximately $195,000. The final cost of the fiscal year 1996 annual audit performed by Coopers & Lybrand L.L.P. was $190,000 with all expenses included.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York and Pacific Stock Exchanges. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no other reports were required during the fiscal year ended June 30, 1997, all of the Company's officers, directors and greater than 10% beneficial owners complied with all
Section 16(a) filing requirements except as follows: Ms. Maskey (a former executive officer) reported on a Form 5 nine option exercises and ten sale transactions that should have been reported earlier on a Form 4, and Sir Brian Wolfson filed late a Form 4 reporting one transaction.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1998 annual meeting must be received by the Company no later than June 1, 1998 to be considered for inclusion in its proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to the Secretary, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611, and, while not required, should be submitted by Certified Mail-Return Receipt Requested to curtail controversy as to the date of receipt.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  A copy of the Company's Annual Report to Stockholders, including financial statements and a substantial portion of the Company's Annual Report on Form 10-K for fiscal year 1997, is being mailed to each stockholder herewith. A COPY OF THE COMPANY'S COMPLETE ANNUAL REPORT ON FORM 10-K AND A LIST OF ALL EXHIBITS THERETO WILL BE SUPPLIED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO HOWARD SHAPIRO, OFFICE OF THE SECRETARY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, 680 NORTH LAKE SHORE DRIVE, 15th FLOOR, CHICAGO, ILLINOIS 60611.

                                OTHER BUSINESS

  As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the annual meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to take such action as shall be in accordance with their best judgment. Except as set forth elsewhere in this proxy statement, all matters to be voted upon by stockholders require a majority vote of the shares of Class A Stock represented in person or by proxy. The quorum requirement for convening the meeting is a majority of the outstanding Class A Stock. Properly executed proxies that are marked "withheld" (in the case of director elections) or "abstain" or are held in street name by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum is present at the meeting. "Withhelds" (in the case of director elections) and abstentions (with respect to all other matters) will have the same effect as a vote against the proposal to which it applies. Broker non-votes will be treated neither as a vote for nor as a vote against any of the proposals to which such broker non-votes apply.

                                          By Order of the Board of Directors

Chicago, Illinois
September 29, 1997

      -                                           -



      -                                           -
PROXY                                                                      PROXY
                           PLAYBOY ENTERPRISES, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 6, 1997

 The undersigned hereby constitutes and appoints CHRISTIE HEFNER and HOWARD SHAPIRO, and each of them, as Proxies, each with full power of substitution, to vote for the undersigned all of the shares of Class A Common Stock of PLAYBOY ENTERPRISES, INC. registered in the name of the undersigned, as of September 8, 1997, at the annual meeting of stockholders of said corporation to be held November 6, 1997 and at any and all adjournments thereof, upon the following matters, which are more fully described in the Proxy Statement.

 The right to revoke this proxy at any time before it is voted is reserved. When properly executed, this proxy will be voted or withheld in accordance with the specifications made herein. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF MS. HEFNER AND MESSRS. BOOKSHESTER, CHEMEROW, DRAPKIN, ROSENTHAL, ROSENZWEIG AND WOLFSON, "FOR" THE APPROVAL OF THE 1997 EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS OF PLAYBOY ENTERPRISES, INC. AND "FOR" THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P.

  PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

-                          PLAYBOY ENTERPRISES, INC.                          -
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]
[                                                                              ]

                                                                    For All
                                                                     Except
                                                                    Nominee(s)
1. Election of Directors:                       For     Withhold     Written
   Nominees: D. Bookshester, D. Chemerow,       All       All         Below
   D. Drapkin, C. Hefner, S. Rosenthal,         [_]       [_]          [_]
   R. Rosenzweig, B. Wolfson. TO WITHHOLD
   AUTHORITY TO VOTE FOR ONE OR MORE
   (BUT LESS THAN ALL) NOMINEES, WRITE SUCH
   NOMINEE(S) NAME BELOW AND MARK "FOR  ALL
   EXCEPT NOMINEE(S) WRITTEN BELOW" TO THE
   RIGHT.

   ------------------------------------------

2. To approve the 1997 Equity Plan for Non-         For   Against   Abstain
   Employee Directors of Playboy Enterprises,       [_]     [_]       [_]
   Inc.

3. To ratify the selection of Coopers &             For   Against   Abstain
   Lybrand L.L.P. as independent auditors           [_]     [_]       [_]
   of the Company for the fiscal year ending
   June 30, 1998.

   THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.



Signature(s)__________________________________ Dated: __________________, 1997


------------------------------------------------------------------------------
THE SIGNATURE TO THIS PROXY SHOULD CONFORM EXACTLY TO THE NAME AS SHOWN. WHEN SHARES ARE HELD BY JOINT TENANT, ALL SUCH TENANTS MUST SIGN.


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